ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December __, 2023, is entered into by and among DBOSS Funding, LLC (dba Simplified Funding), a Florida limited liability company, LendTech CRM Solutions, LLC, a Florida limited liability company and Believe PMF EIRL, a company formed in the Dominican Republic (collectively, the “Companies”), Robin Nadeau-Camus, the sole owner (the “Shareholder”) of each of the Companies, and Favo Capital, Inc., a Nevada corporation (“Purchaser”), which includes a wholly owned entity to be formed by Purchaser.

RECITALS

A.                 The Companies are engaged in the business of using proprietary software and a call center in the Dominican Republic to offer secured and unsecured financial products and services to clients with funders across the United States (the “Business”);

B.                 The Companies desire to sell, and Purchaser desires to purchase, certain assets of the Business for the consideration and on the terms set forth in this Agreement; and

C.                 The Shareholder owns all of the issued and outstanding ownership interests of the Companies and recognizes that her agreement to the terms of this Agreement (including Section 5.5) is a material inducement for Purchaser to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND TRANSFER OF ASSETS; CLOSING

Section 1.1 Assets To Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Companies will sell, convey, assign, transfer and deliver to Purchaser (or a wholly owned entity to be formed by Purchaser), and Purchaser will purchase and acquire from the Companies, free and clear of any Encumbrances, all of the Companies’ rights, title and interest in and to the following assets of the Companies related to the Business other than the Excluded Assets:

(a)               all of the Companies’ rights under any contracts, commitments, purchase orders and other agreements related to the Business set forth on Schedule 1.1(a) (the “Purchased Contracts”);

(b)               all fixed assets and items of machinery, furniture, equipment, supplies and other tangible personal property related to the Business listed on Schedule 1.1(b) (the “Furniture, Fixtures and Equipment”);

(c)               all lists and records pertaining to customer accounts (whether past, current or future potential) of the Business, suppliers and distributors;

(d)               all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature related to the Business;

(e)               all Intellectual Property and all goodwill associated therewith related to the Business, including without limitation any design collections, drawings, specifications, creative materials, trade styles, archives or similar assets, including those items of Intellectual Property listed on Schedule 1.1(e);

(f)	all licenses and Permits related to the Business, to the extent assignable;

(g)               all insurance and warranty proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Assets, or with respect to the Assets, or the Assumed Liabilities;

(h)               all billed and unbilled accounts receivable and all correspondence with respect thereto, including, without limitation, all trade accounts receivable, notes receivable from customers, retainages and all other obligations from customers, including, without limitation, those items listed on Schedule 1.1(h) (the “Accounts Receivable”);

(i)                 all prepayments, vendor credits, prepaid expenses and similar assets related to the Business;

(j)                all finished goods inventory associated with the Business set forth on Schedule 1.1(j) or having an SKU set forth on Schedule 1.1(j), but excluding all raw materials and work in process (WIP) (the “Inventory”);

(k)               all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials related to the Business and its customers;

(l)	all samples of products of the Business and historic testing records;

(m)             assignments or subleases on the lease agreements associated with the Leased Real Property of the Companies: in the Dominican Republic at C/ Privada #196 esquina Dominicana, Bonao, 42000, Dominican Republic and Fort Lauderdale, Florida at 4300 N University Drive, Fort Lauderhill, Florida 33351; and

(n)	all goodwill and going concern value with respect to the Business.

The assets set forth in this Section 1.1 are all of the assets to be sold to Purchaser pursuant to this Agreement and are referred to herein collectively as the “Assets.”

Section 1.2 Excluded Assets. Notwithstanding the foregoing Section 1.1, the following assets are expressly excluded from the purchase and sale contemplated by this Agreement (the “Excluded Assets”):

(a)	cash and cash equivalents;

(b)               the Companies’ rights under or pursuant to this Agreement and agreements entered into pursuant to this Agreement;

(c)	the Companies’ minute books, statutory books and corporate seals;
(d)	all licenses and Permits that are not assignable or do not relate to the Business;

(e)	all rights existing under each Contract set forth on Schedule 1.2(e);

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(f)	all business insurance policies;

(g)	all Employee Benefit Plans;

(h)	all Contracts related to Indebtedness; and

(i)	all other assets of any kind or nature of the Companies which are not included in the Assets.

Section 1.3 Liabilities.

(a)               Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Purchaser will assume and agree to discharge (i) the accounts payable of the Companies set forth on Schedule 1.3(a) to the extent included in the Closing Working Capital on a dollar- for-dollar basis as finally determined pursuant to Section 1.6, (ii) accrued but unused paid time off to the extent included in the Closing Working Capital on a dollar-for-dollar basis as finally determined pursuant to Section 1.6, and (iii) the obligations of the Companies arising with respect to the period after the Closing pursuant to the Purchased Contracts (the Liabilities in (i), (ii), and (iii), collectively, the “Assumed Liabilities”); provided, however, the Assumed Liabilities do not include Liabilities that are caused by the actions or inactions of the Companies with respect to the Purchased Contracts on or prior to the Closing Date, or Liabilities that are expressly listed as Retained Liabilities

(b)               Retained Liabilities. All Liabilities of the Companies not specifically included in the Assumed Liabilities will remain the sole responsibility of the Companies, will be retained, paid, performed and discharged solely by the Companies, and are expressly not being assumed by Purchaser as Assumed Liabilities (the “Retained Liabilities”). For the avoidance of doubt, the Retained Liabilities will expressly include (without limitation): (i) Liabilities related to Taxes; (ii) all Liabilities related to the Excluded Assets, (iii) the Companies and the Shareholder expenses pursuant to Section 5.4 herein, (iv) all Liabilities that are caused by the actions or inactions of the Companies with respect to the Purchased Contracts on or prior to the Closing Date, (v) all product liability, all returns, and all warranty liability with respect to sales made by, or product manufactured by, the Companies, (vi) all Liabilities that arise out of or in connection with any violation of or non-compliance of the Companies with any applicable Laws, (vii) all refunds due to third parties, which obligations were incurred or relate to events that occurred on or prior to the Closing Date; (viii) except as set forth in Section 5.17 of this Agreement and except for accrued but unused paid time off to the extent included in the Closing Working Capital on a dollar-for-dollar basis as finally determined pursuant to Section 1.6, any and all Liabilities relating to the Companies’ employees, including all payroll related liabilities, including accrued payroll, employee bonuses, commissions, severance or separation pay, and including any stay bonus payable upon or after the Closing, (ix) all Liabilities associated with any Employee Benefit Plan, including all withdrawal Liability, and (x) any other Liabilities of the Companies not specifically included in the Assumed Liabilities.

Section 1.4 Purchase Price; Payment of Purchase Price.

(a)               The purchase price for the Assets (the “Purchase Price”) shall be equal to $1,650,000 plus the assumption of the Assumed Liabilities, as adjusted by the Working Capital Adjustment as provided in Section 1.6 hereof, and shall consist of the following:

(i)	$1,250,000 in restricted common stock of the Purchaser, par value $0.0001 per share, valued by the parties at $0.25 per share (the “Equity Purchase Price”); and

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(ii)	$400,000 in cash (the “Cash Purchase Price”).

(b)               At Closing, the Purchaser will issue 1,000,000 shares of common stock, and will issue 2,000,000 and 2,000,000 shares of common stock, representing the full amount of the Equity Purchase Price, to the Shareholder or the Shareholder’s nominee(s) on the first and second anniversary of the Closing, respectively. In the event of Shareholder’s death prior to the issuance of any portion of the Equity Purchase Price, all remaining shares shall be issued to Shareholder’s estate or as designated in Shareholder’s will.

(c)               At Closing, and subject to the conditions set forth in this Agreement, the Cash Purchase Price will be paid by Purchaser by wire transfer of immediately available funds, an aggregate amount (the “Closing Cash Payment”) equal to the sum of:

(i)	the Cash Purchase Price, minus
(ii)	An amount equal to $20,000 (the “Holdback”), plus or minus
(iii)	the amount of the Estimated Working Capital Adjustment.

(d)               The Holdback (less any pending or paid indemnity claims) will be paid to the Companies within five (5) Business Days after the determination of Closing Working Capital becomes final and binding pursuant to the provisions of Section 1.6 of this Agreement; provided, however, that if the Closing Working Capital has not become final and binding pursuant to the provisions of Section 1.6 of this Agreement because the Companies have notified the Purchaser of an objection to the Closing Working Capital Statement pursuant to Section 1.6(c)(ii) of this Agreement, then if the Holdback (less any pending or paid indemnity claims) exceeds such amount in dispute, Purchaser shall pay such excess to the Companies within five (5) Business Days of the Companies’ notice delivered pursuant to Section 1.6(c)(ii).

Section 1.5 Closing Date. The closing of the purchase and sale of the Assets and the transactions relating thereto (the “Closing”) will take place on the later of (i) December , 2023, and (ii) the third (3rd) day (unless such day is not a business day, in which case the Closing will take place on the next business day following such day) following the satisfaction or waiver of all conditions to the Closing set forth in Article IV other than those to be satisfied at the Closing, but subject to their satisfaction or waiver, at the offices of Purchaser, or at such other location, or by electronic communications, including e-mail, portable document format (“PDF”) or facsimile, as the parties may agree, on the Closing Date. The date of the Closing is referred to as the “Closing Date.” The effective time of the Closing shall be 12:01 a.m. ET on the Closing Date (the “Effective Time”).

Section 1.6 Working Capital Adjustment. The Purchase Price will be subject to adjustment as provided in this Section 1.6 (the “Working Capital Adjustment”).

(a)               Working Capital. “Working Capital” means the Current Assets of the Companies (excluding Cash and any tax asset), minus the Current Liabilities of the Companies (excluding Indebtedness), as of the applicable date, determined in a manner consistent with GAAP and the methodology set forth in Schedule 1.6(a) to this Agreement (the “Working Capital Methodology”).

(b)               Estimated Working Capital Adjustment. At least five (5) Business Days prior to the Closing Date, the Companies will deliver to the Purchaser an estimated statement of the Working Capital as of the close of business on the day prior to the Closing Date, and, unless such statement is disputed by the Purchaser prior to the Closing Date, the Working Capital amount set forth in such statement shall be

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the “Estimated Working Capital” for purposes of this Agreement. If the Estimated Working Capital is greater than the Working Capital Target, then, on the Closing Date, the Purchase Price will be increased on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital less the Working Capital Target, however, if the Working Capital Target is greater than the Estimated Working Capital, then, on the Closing Date, the Purchase Price will be decreased on a dollar-for-dollar basis by an amount equal to the Working Capital Target less the Estimated Working Capital (such adjustment, the “Estimated Working Capital Adjustment”).

(c)	Closing Working Capital Adjustment.

(i)                   No later than sixty (60) days after the Closing Date, the Purchaser will prepare and deliver to the Companies a reasonably detailed statement (the “Closing Working Capital Statement”) of the Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Working Capital”). Following the Closing Date, the Purchaser will cooperate with the Companies and its advisors in making available to the Companies and its advisors such books, records, financial information, work papers and supporting data as may reasonably be requested by the Companies in connection with its review of the Closing Working Capital.

(ii)              The Companies may deliver a written notice to the Purchaser no later than twenty (20) days following the Companies’ receipt of the Closing Working Capital Statement stating whether the Companies has any objections to the Closing Working Capital Statement, describing in reasonable detail any objections thereto. Failure to give a timely objection notice (or written notification from the Companies that they have no objection to the Closing Working Capital Statement) will constitute acceptance and approval of the calculation of Closing Working Capital set forth therein, and such calculation of Closing Working Capital will be final and binding upon the parties, absent manifest error.

(iii)            If the Companies notify the Purchaser of any objection to the Closing Working Capital Statement within the time period set forth in Section 1.6(c)(ii), the Purchaser and the Companies will attempt in good faith to reach an agreement as to the matter in dispute. If such parties have failed to resolve any such disputed item within twenty (20) days after receipt of timely notice of such objection, then either party may at any time thereafter submit such disputed item to an independent accounting firm selected by the Purchaser and the Companies (the “Independent Accounting Firm”) for determination. The Independent Accounting Firm will be given reasonable access to all of the relevant records of the Companies and the Purchaser to resolve any disputed item regarding the Closing Working Capital Statement and will be instructed to submit its determination in writing with respect to any disputed matters to the Purchaser and the Companies within twenty (20) days. The Independent Accounting Firm will address only those items properly disputed in accordance with Section 1.6(c)(ii) and the Independent Accounting Firm may not assign a value greater than the greatest value or lower than the lowest value for any such item claimed by the Purchaser, on the one hand, or the Companies, on the other hand. The Companies and the Purchaser will be entitled to present any materials they deem appropriate to the Independent Accounting Firm, including at a meeting with all parties present (to the extent such parties desire to be present in such meeting), to discuss their position. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter will be equitably apportioned by the Independent Accounting Firm based on the extent to which the Purchaser, on the one hand, or the Companies, on the other hand, is determined by the Independent Accounting Firm

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to be the prevailing party in the resolution of each such disputed matter. The Closing Working Capital Statement properly disputed under this Section 1.6(c)(iii) will, after resolution of such dispute pursuant to this Section 1.6(c)(iii), be final, binding and conclusive on all parties.

(iv)             If the Closing Working Capital as finally determined is greater than the Estimated Working Capital, then the Purchaser will pay such excess on a dollar-for-dollar basis to the Companies in immediately available funds, and if the Estimated Working Capital is greater than the Closing Working Capital as finally determined, then the Companies will pay such excess on a dollar-for-dollar basis to the Purchaser in immediately available funds. All payments pursuant to this Section 1.6(c)(iv) will be made within five (5) Business Days after the determination of Closing Working Capital becomes final and binding. In the Purchaser’s sole discretion, any payment due from the Companies may be paid from the Holdback.

Section 1.7 Withholding. The Purchaser will be entitled to deduct and withhold from the consideration otherwise payable to the Companies or Shareholder pursuant to this Agreement or any Ancillary Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Law with respect to Taxes. To the extent that amounts are so withheld and timely paid over to the appropriate Government Entity by the Purchaser, such withheld amounts will be treated for all purposes of this Agreement or the applicable Ancillary Agreement as having been paid to the Companies or Shareholder, as applicable.

Section 1.8 Purchase Price Allocation. The Purchase Price will be allocated among the Assets in accordance with and as provided by Section 1060 of the Code (the “Section 1060 Allocation”) as set forth on Schedule 1.8. The parties agree that any Tax Returns will be prepared and filed consistently with such agreed upon Section 1060 Allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with the agreed upon Section 1060 Allocation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

AND THE SHAREHOLDER

Except as set forth in the disclosure schedules delivered to Purchaser concurrently herewith (together, the “Companies Disclosure Schedule”), as of the date hereof and as of the Closing Date, the Companies and the Shareholder, jointly and severally, represent and warrant to Purchaser as to the matters in this Article II. The Purchaser acknowledges that Purchaser has been provide with information from the Companies via Google Docs, which satisfies the Purchaser fully with regard to disclosures. Purchaser acknowledges that the Disclosure Schedules do not contain all responsive items called for hereunder and agrees to waive, now and at all times, any claim against the Companies or Shareholder for any immaterial inaccuracy or omission to the Disclosure Schedules and agrees that neither any of the Companies nor the Shareholder shall have any liability arising from any immaterial inaccuracy or omission in the Disclosure Schedules.

Section 2.1 Organization and Power; Authorization. The Companies are duly formed and validly existing under the laws of their respective jurisdictions, are duly qualified to transact business in the United States and aboard with respect to the Business and are in good standing in each jurisdiction set forth on Schedule 2.1 of the Companies Disclosure Schedule, which constitutes all jurisdictions where the operation of the Business requires that the Companies be qualified. The Companies possesses all requisite power and authority necessary to own and operate their properties and to carry on the Business as now conducted.

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Section 2.2 Capitalization.

(a)               The equity interests of the Companies issued and outstanding are owned of record and beneficially as set forth on Section 2.2 of the Companies Disclosure Schedule. There are no outstanding options, warrants, purchase rights, exchange rights or other contracts or commitments which require the Companies to issue, sell, or otherwise to cause to become outstanding any equity interests of the Companies.

(b)                   The equity interests of the Shareholder issued and outstanding are owned of record and beneficially as set forth on Schedule 2.2 of the Companies Disclosure Schedule. There are no outstanding options, warrants, purchase rights, exchange rights or other contracts or commitments which require the Shareholder to issue, sell, or otherwise to cause to become outstanding any equity interests of the Shareholder.

Section 2.3 Authority. Each of the Companies and Shareholder have the requisite power to execute and deliver this Agreement and the Ancillary Agreements to which it or they are a party and to fulfill their obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which the Companies and Shareholder are a party have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by the Companies and Shareholder and, as of the Closing, each of the other Ancillary Agreements to which the Companies or the Shareholder are a party will be duly executed and delivered by the Companies and the Shareholder, as appropriate, and, assuming due execution by the counterparties, this Agreement and, as of the Closing, each of the other Ancillary Agreements to the which the Companies or the Shareholder are a party will constitute the valid and binding obligations of the Companies or the Shareholder, as applicable, enforceable in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

Section 2.4 Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Companies or the Shareholder are a party nor the consummation of the Contemplated Transactions will conflict with or result in any violation of any provision of the Governing Documents of the Companies or the Shareholder, as applicable. Except as set forth on Schedule 2.4 of the Companies Disclosure Schedule, no Consent, rights of first refusal, Order or approval of or filing with any Person or Government Entity, including without limitation, Consents from parties to Contracts with the Companies or the Shareholder, is required for the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

Section 2.5 Financial Statements. Attached hereto as Schedule 2.5 of the Companies Disclosure Schedule are (i) the unaudited balance sheets of the Companies as of December 31, 2022 and 2021, and the unaudited income statements and statements of cash flows for the years ended December 31, 2022 and 2021,

(ii) the unaudited balance sheet of the Companies as of September 30, 2023, and the unaudited income statements and statements of cash flows for the nine months ended September 30, 2023 and 2022 (such financial statements in (i) and (ii), collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all respects the financial condition of the Companies and the accounting practices have been consistently applied for all periods represented by the Financial Statements. The Companies’ books and records are complete and correct in all material respects and in all material respects accurately reflect all of the assets, liabilities, transactions and results of operations of the Companies and the Financial Statements have been prepared and presented based upon and in conformity therewith.

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Section 2.6 No Undisclosed Liabilities; Indebtedness.

(a)               The Companies do not have any Liabilities, Indebtedness, or obligations of any nature relating to the Business or secured by the Assets, whether absolute, accrued, contingent or otherwise and whether due or to become due, except those disclosed on Schedule 2.6(a) of the Companies Disclosure Schedule. Schedule 2.6(b) of the Companies Disclosure Schedule lists all Indebtedness of the Companies (including the outstanding balance as of the date of this Agreement), which includes amounts for assets under capital leases (as determined in accordance with GAAP), and all obligations of others guaranteed by the Companies with respect to the Business.

Section 2.7 Title to Assets; Sufficiency. Except as set forth on Schedule 2.7 of the Companies Disclosure Schedule, the Companies own good and transferable title to all Assets, free and clear of any Encumbrances. Such assets, taken as a whole, are free from any defects, have been maintained in accordance with normal industry practice, and are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets are presently used. The Assets constitute all of the assets, property, and rights that are used in or necessary for the Companies to conduct the design, sales and distribution functions of the Business (the “DSD Business”) as currently conducted and are sufficient for the continued conduct of those portions of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 2.8 Purchased Contracts.

(a)               Schedule 2.8 of the Companies Disclosure Schedule contains a complete and accurate list of the following Contracts of the Companies (collectively, the “Material Contracts”):

(i)                 any Contract for the acquisition or sale of any securities or any substantial portion of the Assets or Business of or to any other Person whether completed or pending;

(ii)               any continuing Contract that requires the Companies to purchase materials, supplies, equipment, services or data involving in the case of any such Contract or agreement more than $25,000 over the remaining life of such contract or $10,000 per annum;

(iii)	any customer Contract with annual revenues in excess of $10,000;

(iv)             any indenture, mortgage, note, loan agreement, equipment financing agreement, installment obligation, or other Contract, agreement or instrument relating to Indebtedness;

(v)               any Contract for capital expenditures with remaining obligations in excess of $10,000;

(vi)            any Contract that contains non-competition, non-solicitation, or other similar provisions;

(vii)           any confidentiality, secrecy, or non-disclosure agreement entered into outside the Ordinary Course;

(viii)	any Contract involving payments during a twelve (12) month period of

$10,000 or more, pursuant to which the Companies are a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

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(ix)	any Contract involving a Related Party Transaction;

(x)               any Contract to provide a guaranty, indemnification, reimbursement, contribution, assumption or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person except Contracts containing standard indemnification provisions entered into in the Ordinary Course;

(xi)             any investment banking, placement, broker or substantially similar Contract;

(xii)	any Contract with any Government Entity;
(xiii)	any consulting Contract involving payments during any twelve (12) month period of $10,000 or more;

(xiv)        any distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, alliance, joint venture, marketing or similar Contract of the Companies;

(xv)           any employment, independent contractor or similar agreement of the Companies, including any agreement to provide any bonus or benefit to any employee or independent contractor;

(xvi)	any collective bargaining agreement with any labor organization or works council;

(xvii)      any Contract that contemplates the payment of royalties, commissions, or other payments based on provision of services or sales of products, whether related to licensing or development of Intellectual Property or otherwise; and

(xviii)    any Contract that individually, or collectively with related Contracts, represents a material portion of the Companies’ revenue or is otherwise material to the Business.

(b)               The Purchased Contracts constitute all of the Contracts that are necessary for the Companies to conduct the DSD Business as currently conducted and are sufficient for the continued conduct of the DSD Business after the Closing in substantially the same manner as conducted prior to the Closing.

(c)               The Companies have performed all obligations required to be performed by them to date under the Purchased Contracts, and there are no defaults, to the Knowledge of the Companies, by any other party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Companies under any such Purchased Contract, including the consummation of the Contemplated Transactions.

(d)               Except as set forth in Schedule 2.8 of the Companies Disclosure Schedule, no Consent is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Government Entity in order to preserve for Purchaser the benefits of the Purchased Contracts after the consummation of the Contemplated Transactions.

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(e)               Each Purchased Contract is in full force and effect and constitutes a legal, valid, binding agreement, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.

(f)                Purchaser has been supplied with a true and correct copy of all Purchased Contracts and all written contracts required to be disclosed in Schedule 2.8 of the Companies Disclosure Schedule, together with all amendments, waivers or other changes thereto and true and correct written summaries of all oral contracts or agreements.

Section 2.9 Intellectual Property Rights. Set forth in Schedule 2.9 of the Companies Disclosure Schedule is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications and registrations, proprietary rights, service marks, service mark applications, trade names, domain names, copyrights and formulae related to the Assets or used in the Business and owned by or registered in the name of the Companies, or of which the Companies are a licensor or licensee or in which the Companies have any right, and in each case a brief description of the nature of such right. The Companies are not subject to any obligation, including any license or royalty obligation, relating to any product or service of the Business which the Companies now markets or has marketed in the past three years. All of the Intellectual Property in Schedule 2.9 of the Companies Disclosure Schedule owned by or registered in the name of the Companies, and to the Knowledge of the Companies and the Shareholder, all of the Intellectual Property in Schedule 2.9 of the Companies Disclosure Schedule of which the Companies are a licensor or licensee or in which the Companies have any right, is enforceable, subsisting and valid. Except as set forth in Schedule 2.9 of the Companies Disclosure Schedule, the Companies own all rights in, or possess adequate licenses or other rights to use, all patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, indicia of origin, proprietary rights, trade names, domain names, web site content, copyrights, works of authorship, software, manufacturing processes, batch tickets, formulae, technology, trade secrets and know how, used in, or necessary to conduct, the Business as conducted prior to Closing (collectively, “Intellectual Property”) free and clear of all Encumbrances. Neither the Intellectual Property nor the conduct of the Business as conducted prior to Closing, infringes upon or conflicts with the right of any third party. No claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property by the Companies has been made or, to the Knowledge of the Companies or Shareholder, is threatened. To the Knowledge of the Companies and the Shareholder, no third party is infringing the Intellectual Property. Neither the Shareholder nor any other Affiliate or Insider of the Companies or Shareholder owns or has any interest in the Intellectual Property used by the Companies. All employees and independent contractors (including consultants) who have participated in the development or creation of Intellectual Property have executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to the Companies all of its rights, in and to all Intellectual Property, ideas, inventions, processes, works of authorship and other work products that relate to the Business, and that were conceived, created, authored or developed, in whole or in part, by such employee or independent contractor. No past or present employee or independent contractor of the Companies has any ownership interest, license, permission or other right in or to any such Intellectual Property.

Section 2.10 Litigation. Except as set forth on Schedule 2.10 of the Companies Disclosure Schedule, there is no suit, claim, action, Proceeding or investigation pending or, to the Knowledge of the Companies, threatened against the Companies or to which the Companies are a party with regard to the Assets or the Business before any Government Entity or arbitration authority. The Companies are not in breach or default with respect to, or subject to, any Order of any court or other Government Entity, and there are no unsatisfied judgments against the Companies, the Business or the Assets. Schedule 2.10 of the Companies Disclosure Schedule lists all suits, claims, actions, Proceedings or investigations against the Companies at law or in equity that have occurred since January 1, 2012, with respect to the Business or the Assets.

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Section 2.11 Environmental Matters. Except as disclosed in Schedule 2.11 of the Companies Disclosure Schedule and with respect to the Business, (a) the Companies are and have been in compliance with all Environmental Laws; (b) the Companies have not received, in the past three (3) years, any notice from a Government Entity alleging that it is not in compliance with applicable Environmental Laws; (c) the Companies have obtained and is in compliance with all Permits required pursuant to Environmental Laws for the operation of the Business (each of which is disclosed in Schedule 2.13 of the Companies Disclosure Schedule); (d) the Companies have not received any order, notice, or other communication from (nor to the Knowledge of the Companies has any action been threatened by) any Person of any alleged obligation of the Companies to undertake or bear the cost of any remediation action; (e) there are no pending or, to the Knowledge of the Companies, threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any violation or failure to comply with any applicable Environmental Law with respect to the Business or any Asset; (f) there has been no release of any Hazardous Substances on or from any real property owned, operated or leased by the Companies in violation of any applicable Environmental Law, and to the Knowledge of the Companies, no real property owned, operated or leased by the Companies has been contaminated by any Hazardous Substance; and (g) none of the real property currently or formerly owned, leased or operated by the Companies in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601 et seq., or its state equivalent, and the Companies have not sent or disposed of Hazardous Substances to or at a site that, pursuant to CERCLA, or any similar state law, has been listed or proposed for listing on the National Priorities List or its state equivalent.

Section 2.12 Tax Matters. The Companies have filed all Tax Returns (including sales tax returns) that it was required to file. All such Tax Returns were true, correct and complete in all respects. All Taxes due and payable by the Companies have been paid. No claim has ever been made by a Government Entity in a jurisdiction where the Companies do not file Tax Returns (including sales tax returns), that they are, or may be, subject to taxation by that jurisdiction. There are no Encumbrances (other than Encumbrances of real estate and personal property Taxes or assessments not yet due and payable) on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Taxes. The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party and each such party has been properly classified. There is not outstanding any notice received by the Companies from any Government Entity that the Companies are subject to an audit or investigation that could result in the payment of additional Taxes. There is outstanding no dispute or claim concerning any Tax of the Companies either (a) claimed or raised by any Government Entity in writing, or (b) as to which the Companies have Knowledge. The Companies are not a party to any Tax allocation or sharing agreement. The Companies have no Liability for the Taxes of any Person, as a transferee or successor, by Contract, or otherwise.

Section 2.13 Compliance with Laws; Permits. The Companies are in compliance with all applicable Laws as such compliance relates in any way to the Business or the Assets. Except as set forth in Section 2.13 of the Companies Disclosure Schedule, there are no permits, approvals, registrations, franchises, licenses, certificates, certifications, accreditations and other authorizations of all Governmental Entities or other third-parties (“Permits”) required for the Companies to conduct the Business or to own, lease, use or operate the Assets. No notices have been received by the Companies alleging the failure to hold any Permits. Schedule 2.13 of the Companies Disclosure Schedule sets forth all third-party certifications of the Products (as defined below).

Section 2.14 Brokerage and Finder’s Fees. Except as set forth on Schedule 2.14 of the Companies Disclosure Schedule, neither the Companies nor the Shareholder have incurred nor will incur, any brokerage, finder’s or similar fee in connection with the Contemplated Transactions.

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Section 2.15 Insurance. The Companies are currently insured by insurers unaffiliated with the Companies with respect to their properties, assets and operation of the Business in such amounts and against such risks which are appropriate and customary for the type of business conducted by the Companies with customary deductibles and retained amounts. Schedule 2.15 of the Companies Disclosure Schedule provides a description of each type of coverage held by the Companies, the name of the insurer, policy term, policy number, limits and retentions (including a description of any self-insured liabilities if applicable). In addition, the Companies have maintained comparable insurance for all prior periods. With respect to each insurance policy held by the Companies insuring any aspect of the operation of the Business or the Assets (a) the policy is legal, valid, binding and in full force and effect; and (b) the Companies are not in default under the respective policy. There are no claims by the Companies pending under any such policies and the Companies have not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims. The Companies are not aware of any Liability for which the aggregate policy limits could be exhausted or materially eroded by virtue of claim.

Section 2.16 Inventory. The Inventory is held for resale and consists of items that are of a quality and quantity usable and salable and are of the type and nature which the Companies have sold or utilized within the one-year period prior to the date of this Agreement. The method of valuing such Inventory on the Financial Statements, and the reserves with respect thereto, are consistent with past practice and in accordance with GAAP. The values of obsolete or below standard quality Inventory have been written down on the Companies’ books. The Inventory is located at one of the parcels of Real Property.

Section 2.17 Accounts Receivable. All Accounts Receivable are valid receivables, collectible, and represent arm’s length transactions in the Ordinary Course. Any reserve for doubtful accounts with respect to such Accounts Receivable is reflected in the Financial Statements and has been determined in accordance with past practice and in accordance with GAAP. There is no contest, claim, defense or right of setoff with any account debtor of the Companies relating to the amount or validity of such Accounts Receivable. Each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety

(90) days after the day on which it first becomes due and payable.

Section 2.18 Absence of Certain Developments. Except as set forth in Schedule 2.18 of the Companies Disclosure Schedule, since September 30, 2023, the Companies have conducted the Business only in the Ordinary Course, have incurred no Liabilities relating to the Business other than in the Ordinary Course, and have not, other than in accordance with the terms of this Agreement, with respect to the Business or relating to the Assets:

(a)               discharged or satisfied any Encumbrance or paid any obligation or Liability, other than current Liabilities paid in the Ordinary Course, or cancelled, compromised, waived or released any right or claim;

(b)               sold, assigned, licensed or transferred any of its assets, except for sales in the Ordinary Course, or mortgaged, pledged or subjected its assets to any Encumbrance;

(c)               suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the Ordinary Course;

(d)               borrowed any amount or incurred or become subject to any material Liabilities, except current Liabilities incurred in the Ordinary Course and Liabilities under Contracts entered into in the Ordinary Course;

(e)               declared, set aside or paid any dividend or distribution of cash or other property to any equityholder;

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(f)                commenced any litigation or binding dispute resolution process or settled or compromised any pending or threatened suit, action or claim;

(g)               sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits associated with the Business;

(h)	received notice from any of its suppliers of a material increase in the cost of goods or services;

(i)	entered into any other material transaction, other than in the Ordinary Course; or
(j)	experienced a Material Adverse Effect.

Section 2.19 Related Party Transactions. Except as set forth in Schedule 2.19 of the Companies Disclosure Schedule, the Companies have no Knowledge of and are not currently a party to any Related Party Transaction and have not been a party to any Related Party Transaction since January 1, 2021, in each case, with respect to the Business.

Section 2.20 Warranties. Section 2.20 of the Companies Disclosure Schedule sets forth a description of all product warranties and guarantees given by the Companies to any customer in connection with the Business. Each of the products in the Business developed, sold, or distributed by the Companies (the “Products”) meets, and, at all times, has met, all standards for quality and workmanship prescribed by Law, industry standards, contractual agreements, or the product literature of the Companies and have been labeled in accordance with all Laws. Except as described in Schedule 2.20 of the Companies Disclosure Schedule, (a) no claims have been made under the product warranties or guarantees of the Companies, and

(b)	there have not been any mandatory or voluntary product recalls or withdrawals with respect to any Products. The Companies have no Liability arising out of any injury to any Person or property as a result of the ownership, possession, or use of any Products sold, leased, distributed, or delivered by the Companies.

Section 2.21 Customers, Suppliers and Sales Representatives. Schedule 2.21 of the Companies Disclosure Schedule sets forth (i) a list of the top 25 customers and the top 10 suppliers of the Business with respect to dollar volume of sales and purchases for the fiscal year ended December 31, 2022 and for the nine-month period ended September 30, 2023, and (ii) a list of the current sales representatives of the Business, including the commissions paid to such sales representatives for the fiscal year ended December 31, 2022, and for the nine-month period ended September 30, 2023, as well as the current commission rates for such sales representatives. Except as set forth in Schedule 2.21 of the Companies Disclosure Schedule, since September 30, 2023, the Companies have not received any notice from any customer or supplier listed in Schedule 2.21 of the Companies Disclosure Schedule to the effect that any such customer or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Companies have not received notice and has no Knowledge that any customer or customers which, individually or in the aggregate, account for more than two percent (2%) of the revenue of the Business, has plans or has threatened to stop or materially decrease the rate of business done with the Companies. The Companies have not received notice and the Companies have no Knowledge that any supplier or suppliers which, individually or in the aggregate, account for more than two percent (2%) of the dollar amount of payments made by the Companies relating to the Business, has plans or has threatened to stop or materially decrease the rate of business done with the Companies. The Companies have not received notice and have no Knowledge that any sales representative listed in Schedule 2.21 of the Companies Disclosure Schedule has plans or has threatened to stop marketing or promoting, or to materially decrease the rate at which such sales representative markets or promotes, the products or services of the Companies.

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Section 2.22 Real Property. Schedule 2.22 of the Companies Disclosure Schedule sets forth (i) the address of each parcel of real estate owned by the Companies (the “Owned Real Property”) and (ii) the address of each parcel of real estate leased by the Companies (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”), and a true and complete list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for any Leased Real Property (including the date and name of the parties to such lease or license document). The Companies have delivered to Purchaser a true and complete copy of each such lease document. Except as set forth in Schedule 2.22 of the Companies Disclosure Schedule: (a) each lease for the Leased Real Property is legal, valid, binding, enforceable and in full force and effect; (b) the Companies’ possession and quiet enjoyment of the Real Property has not been disturbed and there are no disputes with respect to such possession; (c) the Companies and any other party to any lease for the Leased Real Property is not in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (d) no security deposit or portion thereof deposited with respect to a lease for the Leased Real Property has been applied in respect of a breach or default under such lease which has not been redeposited in full; (e) neither the Companies nor the Shareholder owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property; (f) the Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof; (g) the Companies have not collaterally assigned or granted any other security interest in the Real Property (including with respect to any lease for any Leased Real Property); (h) the Companies have not received notice of actual or threatened special assessments of the Real Property; (i) the Real Property is in compliance with all applicable Laws, including the Acmes with Disability Act and all Laws with respect to zoning, building, fire, safety, health codes and sanitation; and (j) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the applicable Real Property are in good condition and repair (fair wear and tear excepted) and sufficient for the operation of the Business as presently conducted thereon.

Section 2.23 Compensation of and Contracts with Employees; Accrued Liabilities. Schedule 2.23 of the Companies Disclosure Schedule sets forth a correct and complete list of all employees, consultants or contractors of the Companies as of the date hereof, and sets forth for each such individual the following: (a) name, (b) title or position (including whether full or part- time), (c) hire date, (d) current annual base compensation rate, (e) commission, bonus or other incentive-based compensation, and (f) the rate and amount of such compensation paid to each such employee for the year to date. Except as set forth in Schedule 2.23 of the Companies Disclosure Schedule, the Companies do not have any outstanding loans or advances to employees. Schedule 2.23 of the Companies Disclosure Schedule lists any employee handbook and/or personnel manuals that in any way affect such employees, correct and complete copies of which have been given to the Purchaser. Any individual performing services for the Companies who has been classified as an independent contractor, as an employee of some other entity whose services are leased to the Companies, or as any other nonemployee category, has been correctly so classified and is in fact not a common law employee of the Companies. Except as set forth in Section 2.23 of the Companies Disclosure Schedule, no employees are out on a leave of absence (whether related to disability, under the Family and Medical Leave Act (or any analogous Law), or otherwise). To the Knowledge of the Companies and the Shareholder, no employee or independent contractor intends to terminate his or her employment or engagement with the Companies or decline an offer of employment from Purchaser as a result of or in connection with the transactions contemplated hereby.

Section 2.24 Labor Relations; Employee Benefit Plans. Except as set forth in Schedule

2.24 of the Companies Disclosure Schedule:

(a)               The Companies have not engaged in any plant closing, mass layoff or other action related to any employee that has resulted or could result in Liability under the Worker Adjustment and Retraining Notification Act of 1988, or under any comparable Law or regulation of a state or a foreign jurisdiction, and has not issued any notice that any such action is to occur in the future.

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(b)               Set forth in Schedule 2.24 of the Companies Disclosure Schedule is a complete list of all pension, profit sharing, retirement, equity purchase, equity option, bonus, incentive compensation and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are currently maintained by the Companies for the benefit of any of its employees (including former employees), or under which the Companies have any current or potential Liability with respect to any employee or former employee or the dependents of any such person, including any “employee benefit plan” which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (herein collectively referred to as “Employee Benefit Plans” and individually as an “Employee Benefit Plan”). All Employee Benefit Plans comply in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the applicable requirements of the Code and all applicable Laws. The Purchaser will not have any Liability (whether actual, potential or contingent) on or after the Closing Date with respect to any Employee Benefit Plan.

(c)               With respect to each Employee Benefit Plan, the Companies have delivered to the Purchaser accurate, current and substantially complete copies of each of the following: (i) the plan document, together with all amendments; (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Employee Benefit Plan; (v) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, advisory or opinion letter from the Internal Revenue Service; (vi) in the case of any Employee Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; and (vii) copies of notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Employee Benefit Plan during the last six years. Except as specifically provided in the foregoing documents that have been delivered to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor have the Companies undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(d)               Except as set forth in Schedule 2.24 of the Companies Disclosure Schedule or the Offer Letters (as defined in Section 4.1(h)(vi) of this Agreement), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any current or former officer, director, employee, or consultant of the Companies to severance pay, retention bonuses, parachute payments, or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer, director, employee, or consultant, (iii) result in any forgiveness of material indebtedness or material obligation to fund benefits with respect to any such officer, director, employee, or consultant, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 2.25 Disclosure. No representation or warranty by the Companies or the Shareholder contained in this Agreement, and no statement contained in the Companies Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Companies or the Shareholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Companies and the Shareholder as follows:

Section 3.1 Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2 Authority Relative to this Agreement. Except as set forth in Section 4.1(e) of this Agreement, Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Purchaser is a party by Purchaser have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Purchaser and, as of the Closing, each of the other Ancillary Agreements to which Purchaser is a party will be duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the counterparties, this Agreement and, as of the Closing, each of the other Ancillary Agreements to which the Purchaser is a party will constitute valid and binding agreements of Purchaser enforceable in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratoriums, or similar Laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

Section 3.3 Noncontravention. Neither the execution and delivery of this Agreement, the Ancillary Agreements to which Purchaser is a party nor the consummation of the Contemplated Transactions will (a) conflict with or result in any violation of any provision of the Governing Documents of Purchaser, or (b) require any Consent or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts of Purchaser, except as has been obtained in advance of the date hereof.

Section 3.4 Not a Shell Company. The Purchaser is not and has not been at any time since October 1, 2020 a “shell company” as such term is defined by either Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

ARTICLE IV

CONDITIONS TO OBLIGATION TO CLOSE

Section 4.1 Conditions to Obligation of Purchaser. Except as otherwise expressly provided in this Agreement, the obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions:

(a)               each of the representations and warranties made by the Companies and the Shareholder will be accurate and correct in all material respects (except that any such representation and warranty that is qualified by materiality, Material Adverse Effect, or similar phrases will be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representation and warranty expressly relates to a specific date (in which case as of such specific date));

(b)               the Companies and Shareholder will have performed and complied in all material respects with all of the covenants, obligations and agreements contained in this Agreement to be

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performed and complied with by the Companies and Shareholder on or prior to the Closing Date;

(c)      the Companies and Shareholder will have delivered to the Purchaser a certificate signed by the Companies and Shareholder, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1(a) and Section 4.1(b) have been satisfied;

(d)               since the date of this Agreement, there will not have been commenced or threatened against the Companies, the Shareholder or Purchaser or any of their respective Affiliates any action, arbitration, audit, hearing, investigation or suit (i) including any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or the Purchaser’s ability to use the Assets and operate the DSD Business;

(e)               there will not be any injunction, judgment, order, decree, ruling or charge having the likely effect of preventing consummation of any of the Contemplated Transactions;

(f)                the Companies will have obtained and provided Purchaser with all Consents of any Governmental Entities or third parties that are required for the consummation of the Contemplated Transactions on terms and conditions reasonably satisfactory to Purchaser; and

(g)	the Companies will have delivered to Purchaser:

(h)               a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), executed by the Companies;

(ii)               Transition Services Agreements, in the form attached hereto as Exhibit B (the “Transition Services Agreement”);

(iii)             an Intellectual Property Assignment Agreement, in the form attached hereto as Exhibit C (the “IP Assignment Agreement”);

(iv)             A Business Commission Agreement, in the form attached hereto as Exhibit D (the “Business Commission Agreement”);

(v)                payoff letters acceptable to Purchaser and lien releases with respect to the Indebtedness of the Companies and any and all Encumbrances on the Assets which payoff letters, for the avoidance of doubt, include (A) the automatic release of all of the guarantees by, and all of the liens and securities interests on any assets of, the Seller relating thereto upon payment on full of such Indebtedness and (B) an authorization for the Seller, Buyer or their designees to file all releases and termination statements, as applicable;

(vi)             a Consent to assignment for each Contract set forth on Schedule 4.1(h)(v), in a form reasonably acceptable to Purchaser, executed by each party to such Contracts;

(vii)           an assignment or sublease on the Leased Real Property of the Companies: in the Dominican Republic at C/ Privada #196 esquina Dominicana, Bonao, 42000, Dominican Republic and Fort Lauderdale, Florida at 4300 N University Drive, Fort Lauderhill, Florida 33351;

(viii)          offer letters, if appliable, executed by employees of the Companies (collectively, the “Transferred Employees”), substantially in the forms included in

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Schedule 4.1(h)(vi) (collectively, the “Offer Letters”);

(ix)             a good standing or similar certificate of the Companies from the secretary of states of the Companies’ jurisdictions of formation;

(x)                certified copies of the resolutions duly adopted by all of the members and managers of the Companies and all of the directors and shareholders of the Shareholder, if applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions; and

(xi)             such other documents or instruments as Purchaser reasonably requests to effect the Contemplated Transactions.

Section 4.2 Conditions to Obligation of Companies and Shareholders. Except as otherwise expressly provided in this Agreement, the obligation of the Companies and the Shareholders to consummate the Contemplated Transactions is subject to satisfaction of the following conditions:

(a)               each of the representations and warranties made by the Purchaser will be accurate and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representation and warranty expressly relates to a specific date (in which case, as of such specific date));

(b)               Purchaser will have performed and complied in all material respects with all of its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Purchaser on or prior to the Closing Date;

(c)               Purchaser will have delivered to the Companies and Shareholders a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 4.2(a) and Section 4.2(b) have been satisfied; and

(d)	Purchaser will have delivered to the Companies:

(i)                 the Closing Cash Payment by wire transfer to an account specified in writing by the Companies;

(ii)	the Transition Services Agreements executed by Purchaser;

(iii)            the Bill of Sale, Assignment and Assumption Agreement executed by Purchaser;

(iv)	the IP Assignment Agreement executed by Purchaser;

(v)               the assignment or sublease on the Leased Real Property of the Companies: and

(vi)	Business Commission Agreement executed by Purchaser.

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ARTICLE V COVENANTS

Section 5.1 Transfer Taxes. The Companies will be responsible for all stamp, transfer, documentary, sales, use, value added, registration, property, excise and other such taxes and fees relating thereto (including any penalties, interest and additions to such taxes) incurred in connection with this Agreement, the Ancillary Agreements and the Contemplated Transactions, and the Companies will make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Tax Laws.

Section 5.2 Transition. Neither the Companies nor any Shareholders will take any action which is intended to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with the Companies with respect to the Business prior to the date of this Agreement.

Section 5.3 Payment of Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.1, the Companies will pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of the Companies under this Agreement. If any such Liabilities are not so paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use or enjoyment of the Assets or conduct of the Business, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but will have no obligation to do so) and will be promptly reimbursed by the Companies and the Shareholder, jointly and severally, for the amount paid by Purchaser (or at the Purchaser’s election, the Purchaser may offset such amount against the Holdback).

Section 5.4 Expenses. Each party hereto will be solely responsible for and will bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Contemplated Transactions, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants); provided that the Shareholder will be responsible for such expenses of the Companies.

Section 5.5 Noncompetition; Nonsolicitation.

(a)               Noncompetition. For a period of five (5) years after the Closing Date, the Companies and the Shareholder will not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Business, provided, however, that the Shareholder or the Companies may (i) purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, and (ii) may perform the obligations of the Companies pursuant to the Transition Services Agreements.

(b)               Nonsolicitation and Nonhire. For a period of five (5) years after the Closing Date, neither the Companies nor the Shareholder will, directly or indirectly, with respect to the Business:

(i)	solicit the business of any Person who is a customer of Purchaser;

(ii)              cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser;

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(iii)            cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Companies at any time on or prior to the Closing Date to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser; or

(iv)             hire, retain or attempt to hire or retain any employee or independent contractor of Purchaser (current, or former if such Person was an employee or independent contractor in the twelve-month period prior to the relevant time period) or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors.

(c)               Tolling. If the Companies or any Shareholder violates any provisions or covenants of this Section 5.5, the duration of the restrictions in this Section 5.5 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event Purchaser seeks relief from such violation before any court, board or other tribunal, then the duration of restrictions in this Section 5.5 will be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d)               Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.5(a) or (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.5 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on the Companies or any Shareholder.

(e)               Enforcement of Covenant. The parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 5.5 is an inadequate remedy. In recognition of the irreparable harm that a violation by the Shareholder or Companies of any of the covenants, agreements or obligations arising under this Section 5.5 would cause Purchaser or its Affiliates, the Companies and each Shareholder agrees that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threatened violation or violations may be issued against any the Companies or any Shareholder without showing actual monetary damages or posting of a bond or other security. In the event of an action to enforce the covenants in this Section 5.5, Purchaser will be entitled to be reimbursed by the Companies and Shareholder for reasonable attorney’s fees and other expenses incurred by Purchaser with respect to such enforcement action. The Companies and Shareholder acknowledge and expressly consent to the governing law and exclusive jurisdiction provisions set forth in Section 8.9 with respect to this Section 5.5.

Section 5.6 Non-Assignable Assets. If the assignment of any Assets requires the consent of any Person and such consent is not obtained at or prior to the Closing (a) the Companies and the Shareholder will use their reasonable best efforts to obtain the written consent of such other Person to the assignment,

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(6)	this Agreement will not constitute an agreement to assign such Assets until such consent is obtained, and (c) at Purchaser’s election, (i) the Companies will continue to maintain and/or perform any such Assets at the direction and for the risk, liability and benefit of Purchaser or (ii) Purchaser may act as agent and attorney-in-fact for the Companies to obtain the benefits thereunder for Purchaser.

Section 5.7 Administration of Accounts. All payments and reimbursements received by the Companies or any Affiliate of the Companies after the Closing Date from any third party in the name of the Companies with respect to any assets included within the Assets will be held by the Companies or an Affiliate in trust for the benefit of Purchaser. Immediately upon collection and receipt of such payment or reimbursement, the Companies will pay to Purchaser the amount of such payment or reimbursement without right of set-off, offset, or reduction of any kind. Without limiting the generality of the foregoing, the Companies will, and the Shareholder will cause the Companies to, cooperate to implement a sweep of Companies bank accounts, add Purchaser representatives as signators on such accounts, and otherwise cause all amounts received by the Companies with respect to any assets (including accounts receivable) included within the Assets to be promptly remitted to Purchaser.

Section 5.8 Name Change. The Companies will adopt, following the Closing Date, a new entity name wholly dissimilar to its current name and any variations or derivations thereof, and will at a mutually agreed upon time following the Closing file necessary amendments to its Governing Documents to reflect such name change. After the Closing, the Companies and Shareholder will not use either Companies’ pre- Closing names or any variation or derivation thereof in any commercial context; provided, however, that the Companies may use the Companies’ pre-Closing names in connection with the dissolution or liquidation of the Companies.

Section 5.9 [INTENTIONALLY OMITTED]

Section 5.10 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Purchaser, it being understood that any Liabilities arising out of the failure of the Companies or Shareholder to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction will be treated as Retained Liabilities.

Section 5.11 Further Assurances. At any time after the Closing Date, the Companies will, and, as applicable the Shareholder will, execute, acknowledge and deliver any further deeds, assignments, conveyances, certificates and other assurances and documents and instruments of transfer reasonably requested by Purchaser and will take any action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Purchaser, or reducing to Purchaser’s possession, any or all of the Assets. Without limiting the generality of the foregoing, if requested by the Purchaser the Companies will, and the Shareholder will cause the Companies to, arrange communications between suppliers and customers of the Business and Purchaser.

Section 5.12 Efforts to Satisfy Closing Conditions. Subject to the terms and conditions hereof, each party will use its commercially reasonable efforts to cause the conditions in Article IV to be satisfied and otherwise take such steps as may be required to consummate the Closing as promptly as practicable.

Section 5.13 Pre-Closing Conduct of Business. Except (i) with the prior written consent of the Purchaser, (ii) as required by applicable Laws or (iii) as otherwise explicitly contemplated herein, during the period from the date hereof to the Closing Date, the Companies will, and the Shareholder will cause the Companies to, continue to conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, neither the Companies nor the Shareholder will, without the prior written consent of the Purchaser:

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(a)                amend or otherwise modify their governance documents or adopt or pass any resolutions or actions inconsistent therewith;

(b)               (1) increase the number of persons employed in the Business or transfer or terminate any employees of the Business, (2) increase the compensation payable to any of the employees of the Business, (3) engage any employee or make any material variation to the terms and conditions of employment of any employee or provide or agree to provide any gratuitous payment or benefit to any employee, or (4) amend, modify, adopt or enter into any Employee Benefit Plan;

(c)               fail to comply in any material respect with any applicable Laws governing the assets of the Companies or the Business;

(d)	enter into any joint venture, partnership or profit sharing arrangements;

(e)               create, allot or issue any equity interests, shares, loan capital, securities convertible into equity interests or shares or any option or right to subscribe in respect of any equity interests, shares, loan capital or securities convertible into equity interests or shares;

(f)	create, extend, grant or issue any Encumbrance over any of the Assets;

(g)               enter into any new Contract constituting a Material Contract, or amend, modify or terminate, other than by expiration of the term thereof, any of the Material Contracts;

(h)               sell, transfer or convey any assets of the Companies other than in the Ordinary Course of Business;

(i)	incur any Indebtedness with respect to the Business;

(j)                assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person;

(k)	change any of the accounting principles or practices used by it;

(l)                 change in any way the manner in which the Companies bill and collect accounts receivable, maintain inventory, or pay trade payables;

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(m)             settle or compromise any pending or threatened litigation (i) which relates to the transactions contemplated hereby, or (ii) which relates to the assets of the Companies or the Business;

(n)	declare, pay or make any dividend or distribution;

(o)               allow any of the Companies’ insurance to lapse or do anything to make any policy of insurance void or voidable or that would be likely to increase any premium payable in respect of such policy or prejudice the ability to effect equivalent insurance in the future; or

(p)	agree to take any of the actions prohibited in the foregoing clauses (a) through (o).

Section 5.14 Pre-Closing Access; Financial Information. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated, the Companies will, and the Shareholder will cause the Companies to, give the Purchaser and the Purchaser’s representatives, upon reasonable notice, reasonable access during normal business hours to the Companies’ facilities and information related to the Business, will make the relevant officers and employees of the Companies available to the Purchaser and its representatives as the Purchaser and its representatives may from time to time reasonably request, and will, if requested by Purchaser, arrange communications between suppliers and customers of the Business and Purchaser.

Section 5.15 Supplemental Information. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated, the Companies will promptly disclose in writing to the Purchaser any matter hereafter arising which (i) if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in Article II hereof or (ii) constitutes a failure of the Companies or Shareholder to comply with or satisfy any covenant or agreement to be complied with or satisfied by them under this Agreement. In the event that the Companies provides such supplemental information to the Purchaser, the Purchaser may terminate this Agreement in its sole discretion upon written notice to the Companies. Notwithstanding the foregoing, no notice under this Section 5.15 will be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article IV, a party’s right to indemnification pursuant to Article VI, or a party’s right to terminate this Agreement pursuant to Article VII. Three (3) business days prior to the Closing Date, the Companies and Shareholder will deliver to the Purchaser updates to those Schedules called for in Article I, which will be acceptable to the Purchaser in the Purchaser’s reasonable discretion.

Section 5.16 Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated, neither the Companies, nor the Shareholder, nor any of their respective directors, managers, officers, equityholders, representatives, agents or Affiliates will, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than the Purchaser, its Affiliates and their respective directors, managers, officers, employees, representatives and agents) concerning (a) any direct or indirect merger, sale of all or substantially all of the assets of the Business, acquisition, business combination, change of control or other similar transaction involving the Business, or (b) any direct or indirect purchase or other acquisition by any Person of all or any portion of the Assets or any equity interest of the Companies or Shareholder other than inventory in the Ordinary Course of Business. From the date of this Agreement until the earlier of the Closing Date or the

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date this Agreement is terminated, the Companies and Shareholder will promptly advise the Purchaser of, and communicate to the Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received by any of the aforementioned parties.

Section 5.17 Transferred Employees. Following the Closing Date, the Companies will use commercially reasonable efforts to transition the employment of the Transferred Employees to the Purchaser, including by assisting Purchaser with adopting a payroll processing system and benefit plans. Following the Closing Date and until Purchaser provides written notice to the Companies setting forth the completion date for such transition, (i) the Companies will not modify the compensation or benefits of any Transferred Employee and will not terminate the employment of any Transferred Employee without the approval of Purchaser, (ii) the Companies will not change the eligibility of the Employee Benefit Plans that the Transferred Employees currently participate in, (iii) the Transferred Employees will perform services on behalf of, and at the direction of, Purchaser, and (iv) Purchaser will advance funds to the Companies, by wire transfer of funds at least one (1) Business Day before each payroll date of the Companies, for the salary to be paid and for the employee benefits costs and other costs and expenses to be incurred by the Companies with respect to the Transferred Employees’ performance of services on behalf of, or at the direction of, Purchaser in the ordinary course during the applicable payroll period to the extent occurring after the Closing Date; provided, however, that with respect to funds advanced pursuant to clause (iv) of this sentence, the Companies hereby agrees to promptly reconcile costs with amounts advanced and, in the event of overpayment, either provide Purchaser with a credit toward future amounts advanced or provide Purchaser with a reimbursement for the amount of the overpayment. In addition, until the Transferred Employees become employees of Purchaser, the Companies hereby agrees to enforce any right held by the Companies with respect to the Transferred Employees relating to non-competition, non- solicitation, non- hire, confidentiality or other similar obligations. For the avoidance of doubt, the Transferred Employees are not third party beneficiaries with respect to this Section 5.17.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Companies and Shareholder. Subject to the provisions of this Article VI, the Companies and Shareholder, jointly and severally, will indemnify and hold Purchaser and its Affiliates (including any wholly owned subsidiary created by Purchaser for the Assets), and their respective directors, officers, managers, successors, and assigns (collectively, “Purchaser Indemnified Parties”) harmless from and against any and all losses, Liabilities, damages, fees, diminution in value (including as determined based upon a multiple of earnings or other valuation metrics), direct and indirect damages (including consequential and incidental damages, lost profits, and punitive damages but only to the extent such punitive damages are actually awarded to a third party), and costs and expenses (including, without limitation, reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, “Damages”), to the extent arising out of or in any manner incident, relating or attributable to: (a) any inaccuracy of any representation or warranty made by the Companies and/or the Shareholder in this Agreement; (b) any breach of any covenant or other agreement made by the Companies and/or the Shareholder in this Agreement; (c) any Retained Liabilities; (d) any Taxes with respect to operation of the Business by the Companies; (e) the operation of the Business or the ownership of the Assets on or prior to the Closing Date; (f) any Outstanding Transaction Expenses of the Companies or the Shareholder; (g) any unpaid Indebtedness of the Companies; and (h) any matter set forth on Schedule 6.1(h). Any claim for indemnification pursuant to subsection (a) above will be made on or prior to the two (2) year anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1 (Organization and Power; Authorization), 2.2 (Capitalization), 2.3 (Authority), 2.4 (Noncontravention), 2.6(b) (Indebtedness), 2.7 (Title to Assets; Sufficiency), 2.9 (Intellectual Property Rights), 2.11 (Environmental Matters), 2.12 (Tax Matters), 2.13 (Compliance with Laws; Permits), 2.14 (Brokerage and Finder’s Fees) and 2.24 (Labor Relations; Employee Benefit Plans) (such representations

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collectively referred to as the “Fundamental Reps”) will survive indefinitely. Notwithstanding the above, any claim for indemnification under Section 6.1(a) above made in accordance with this Article VI prior to the expiration of the applicable indemnification period will survive until such matter is resolved. All covenants and agreements which by their terms contemplate performance after the Closing Date will survive the Closing indefinitely, unless specified otherwise by their terms. Notwithstanding anything to the contrary herein or in any Ancillary Agreement, and subject to the limitations set forth in Section 6.5 hereof, the parties agree that under no circumstances shall the Companies and Shareholder jointly or severally be liable for any amount in excess of the Cash Purchase Price plus the value actually received by Shareholder from the Equity Purchase Price.

Section 6.2 Indemnification by Purchaser. Purchaser will indemnify and hold the Companies and Shareholder harmless from and against all Damages to the extent arising out of or in any manner incident, relating or attributable to (a) any inaccuracy of any representation or warranty made by Purchaser in this Agreement; (b) any breach of any covenant or other agreement made by Purchaser in this Agreement; and (c) any Assumed Liability other than to the extent the claim otherwise relates to the Companies’ or Shareholder’s breach of a representation, warranty, or covenant. Any claim for indemnification pursuant to subsection (a) above will be made on or prior to the two (2) year anniversary of the Closing Date. Notwithstanding the above, any claim for indemnification under Section 6.2(a) above made in accordance with this Article VI prior to the expiration of the applicable indemnification period will survive until such matter is resolved. All covenants and agreements which by their terms contemplate performance after the Closing Date will survive Closing indefinitely, unless specified otherwise by their terms. Notwithstanding anything to the contrary herein or in any Ancillary Agreement, and subject to the limitations set forth in Section 6.5 hereof, the parties agree that under no circumstances shall Purchaser be liable for any amount in excess of the Cash Purchase Price plus the value actually received by Shareholder from the Equity Purchase Price.

Section 6.3 Indemnification Procedures.

(a)               If the facts that give rise to any indemnification hereunder will involve any actual or threatened claim or demand (hereinafter referred to as a “Third-Party Claim”) by a Person (including, without limitation, any Tax authority or other Government Entity) other than a party hereto, its Affiliates, or their respective successors or assigns, the party entitled to indemnity hereunder (the “Indemnified Party”) will give the party obligated to provide indemnity hereunder (“Indemnifying Party”) written notice of such claim (the “Third-Party Notice”) promptly after the Indemnified Party will have received written notice thereof from the third party making such claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. The Indemnified Party’s failure or delay in providing Third-Party Notice will not relieve the Indemnifying Party of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced as a result thereof.

(b)               The Indemnifying Party will have twenty (20) days from receipt of the Third-Party Notice to provide the Indemnified Party with notice that it wishes to assume the defense of the Third- Party Claim and acknowledges liability for such Damages, in which event Indemnified Party will have the right to participate in the defense at its own expense. If the Third-Party Claim is in the form of a pleading requiring an answer, the other party will give such notice at least five (5) Business Days prior to the due date of the answer or other response to the pleading. If the Indemnifying Party fails to give the Indemnified Party timely notice as provided herein, Indemnified Party will have the right to defend against such Third- Party Claim.

(c)               If the Indemnifying Party chooses to defend a Third-Party Claim, Indemnified Party will cooperate in the defense thereof. Such cooperation will include the retention and the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim,

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making relevant employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party will not agree to any settlement, compromise or discharge of a Third-Party Claim without Indemnified Party’s prior written consent (not to be unreasonably withheld).

(d)                     Notwithstanding anything herein to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of Third-Party Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party (subject to the limitations set forth in this Article VI as applicable when Purchaser is the Indemnified Party), if: (i) the Indemnified Party reasonably believes that an adverse determination of such claim could be detrimental to Indemnified Party’s business; (ii) the Indemnified Party reasonably believes that a conflict of interest exists or could reasonably arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the parties in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify; (iii) the claim relates to Taxes, criminal or regulatory action, or the claim seeks damages other than monetary damages; or (iv) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim.

Section 6.4 Resolution of Conflicts. In the event an Indemnified Party should have a claim under this Article VI that does not involve a Third-Party Claim, the Indemnified Party will deliver to the Indemnifying Party notice of such claim with reasonable promptness, together with its request forthwith for payment, and the parties will negotiate in good faith to resolve the claim. If no agreement can be reached after good faith negotiation with respect to such claim within thirty (30) days after the Indemnifying Party’s receipt of notice of such disputed claim, either party may pursue any other legal remedies for resolution of the dispute.

Section 6.5 Limitations.

(a)               Notwithstanding anything contained in this Agreement to the contrary, no limitations on liability set forth in this Article VI will apply with respect to claims based on fraud or intentional misrepresentation.

(b)               Notwithstanding the foregoing, the Companies and Shareholder will not be obligated to indemnify and hold the Purchaser Indemnified Parties harmless for a claim pursuant to Section 6.1(a) unless and until the aggregate amount of Damages for all claims pursuant to Section 6.1(a) exceeds $20,000 (the “Basket”), and then the Companies and Shareholder will be liable to the Purchaser Indemnified Parties for all such Damages (expressly not taking into account the Basket), but subject to the Cap (as hereinafter defined). Notwithstanding the foregoing, the limitations set forth in the preceding sentence do not apply to Damages related to or arising out of any claims asserted by the Purchaser Indemnified Parties for breaches of Fundamental Reps or claims brought pursuant to Sections other than Section 6.1(a); provided, however, that the maximum aggregate liability of the Companies and Shareholder for all claims made by the Purchaser Indemnified Parties pursuant to Section 6.1(a) (excluding claims based on fraud or intentional misrepresentation) will not exceed the Purchase Price (the “Cap”).

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Section 6.6 Additional Terms.

(a)               Notwithstanding anything to the contrary herein, the right of any party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

(b)               Notwithstanding anything to the contrary herein, for the purposes of determining the existence of any breach of a representation, warranty, covenant or agreement made by the Companies or Shareholder or for determining Damages, each representation, warranty, covenant, and agreement made by the Companies and Shareholder (whether made herein or in any other document, agreement or instrument delivered in connection herewith or therewith) will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation, warranty, covenant or agreement.

(c)               Purchaser will have the right to offset any indemnifiable Damages against (i) the Holdback, (ii) the Equity Purchase Price, or (iii) any other payment due to the Companies and Shareholder, such as the Business Commission Agreement, in each case on a dollar-for-dollar basis.

Section 6.7 Impact on Purchase Price. Any payments of indemnification under this Article VI will be deemed to be adjustments to the Purchase Price.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

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(a)	with the mutual written consent of the Purchaser and Companies; or

(b)               by either the Purchaser or the Companies if the Closing will not have occurred within thirty (30) days following the execution of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement will have been a cause of, or will have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)               by the Companies, if the Purchaser breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Section 4.2 and

(B) has not been or is incapable of being cured by the Purchaser within fifteen (15) days after its receipt of written notice thereof from the Companies; or

(d)               by the Purchaser, (i) in accordance with Section 5.15, or (ii) if the Companies or Shareholder breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Section 4.1 and (B) has not been or is incapable of being cured by the Companies or Shareholder within fifteen (15) days after its receipt of written notice thereof from the Purchaser.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement will become void and of no effect with no liability on the part of any party except that termination will not relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may be amended only by a written agreement signed by Purchaser, the Companies and the Shareholder at any time with respect to any of the terms contained herein.

Section 8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.3 Execution in Counterparts. This Agreement may be executed with original, facsimile, or .pdf signatures in one or more counterparts, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Companies and Purchaser.

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Section 8.4 Successors and Assigns; Public Disclosure. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by the Companies or Shareholder without the prior written consent of Purchaser. Notwithstanding the foregoing, (a) Purchaser may assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its Affiliates, (b) Purchaser may assign this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Purchaser, or in connection with a sale of substantially all of the equity or assets of Purchaser or other disposition of substantially all of the Business, and (c) Purchaser may assign any or all of its rights pursuant to this Agreement or the ancillary documents hereto, including its rights to indemnification, to any of its lenders as collateral security. Neither the Companies nor Shareholder will release any public statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser except as may be required by applicable Law.

Section 8.5 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, in each case in writing. The failure of any party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

Section 8.6 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent by electronic delivery (with confirmation of receipt), or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications will be sent to the parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including electronic mail), but will not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Purchaser, to:

1025 Old Country Road, Suite 421

Westbury, NY 11590

1.833.328.6477

www.favocapital.com info@favocapital.com

If to the Companies or Shareholder, to:

4300 N. University Drive Suite D-105 Lauderhill Florida 33351

Section 8.7 Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules, the Companies Disclosure Schedule and other documents referred to herein and therein) embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

Section 8.8 No Third-Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

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Section 8.9 Governing Law; Forum; Waiver of Jury Trial. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Companies Disclosure Schedule hereto will be governed by, and construed in accordance with, the Laws of the State of Nevada without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada. In furtherance of the foregoing, the internal Laws of the State of Nevada will control the interpretation and construction of this Agreement (and all Schedules and the Companies Disclosure Schedule hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Nevada, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8.10 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence, unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law or (b) disclosed in an Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (x) previously known by the party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (z) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s and its Affiliates’ use of documents and information concerning the Assets and Business or its ability to announce the transaction.

Section 8.11 Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies will be in addition to all other rights or remedies that a party may have under this Agreement or under applicable Law.

Section 8.12 Attorney-Client Privilege. The parties intend that, at all times after the Closing, Purchaser shall have the right in its discretion to assert or waive any attorney work product protections, attorney-client privileges and similar protections and privileges relating to the Assets and Assumed Liabilities.

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Section 8.13 Companies Disclosure Schedule, Schedules and Exhibits. The Companies Disclosure Schedule and the other schedules and exhibits attached to this Agreement are made a part of this Agreement as if set forth in full herein. The Companies Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in Article II, as applicable. Any information disclosed under any section of the Companies Disclosure Schedule shall be deemed to be disclosed and incorporated in any other section thereof if such information is cross referenced in such other section and it is reasonably and readily apparent on the face of such disclosure that such disclosure should be included in such other section. Capitalized terms used in the Companies Disclosure Schedule and not otherwise defined shall have the meanings ascribed to such terms as set forth in this Agreement.

Section 8.14 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE IX

DEFINITIONS

Section 9.1 Definitions. As used in this Agreement, the following words and terms will have the meanings specified or referred to below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, IP Assignment Agreement, Transition Services Agreements, Business Commission Agreement and any other agreements required under this Agreement.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Cash” means cash and cash equivalents (excluding any cash required to cover checks or other similar payments that have been made by the Companies but have not yet cleared).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any approval, permission, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to the issuance of the Equity Purchase Price.

“Contract” means any oral or written contract, agreement, instrument or other document to which a Person is a party or by which it or its assets is bound.

“Current Assets” means all current assets of the Companies to the extent any such item is considered to be a “current asset” in accordance with GAAP and is included in the Working Capital Methodology.

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“Current Liabilities” means all current liabilities of the Companies to the extent any such item is considered to be a “current liability” in accordance with GAAP and is included in the Working Capital Methodology.

“Encumbrances” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Environmental Laws” means any applicable Law, order or binding agreement with any Government Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability Companies, the articles of organization or certificate of formation and operating agreement, member control agreement or limited liability Companies agreement; or (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (d) any amendment or supplement to any of the foregoing.

“Government Entity” means any federal, state, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person that are not characterized as current liabilities under GAAP; (d) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (e) all capital lease liabilities of such Person determined in accordance with GAAP; (f) all obligations of such Person secured by a contractual lien; (g) all guarantees of such Person in connection with any of the foregoing; or (h) any accrued interest, prepayment premiums, or penalties or other costs or expenses related to any of the foregoing.

“Insider” means (a) any officer, manager, director or Shareholder of the Companies or the Shareholder; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Person in which any individual listed in clauses (a) or (b) hereof has a beneficial interest.

“Knowledge” means the knowledge of such Person after reasonable inquiry and “Knowledge” as it is applied to the Companies or a Shareholder, means the knowledge of Robin Camus, in each case after reasonable inquiry.

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“Laws” means any federal, state, local or foreign law, code, regulation, rule or decree. “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that, when considered individually or in the aggregate, is, or is likely to be, materially adverse to

(a) the Business, financial condition, prospects, or results of operations of the Companies, taken as a whole, or (b) the ability of the Companies or Shareholder to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Government Entity or arbitrator.

“Ordinary Course” means the ordinary course of business of the Companies consistent with past practice, including with regard to nature, frequency and magnitude.

“Outstanding Transaction Expenses” means any unpaid fees and expenses payable by or on behalf of the Companies or Shareholder relating to the negotiation, execution, and delivery of any letter of intent or term sheet, this Agreement, and any other Ancillary Agreements, as well as the consummation of the transactions contemplated hereby and thereby, that are incurred by or on behalf of, or charged to the Companies or Shareholder, including (A) all legal, tax, accounting, financial, any brokerage fees, commissions, finders’ fees, investment banking fees or financial advisory fees, and other advisory and consulting fees, (B) the payment of any assignment or consent fees, (C) any obligations or agreements of the Companies for payments relating to a change of control of the Companies, “stay” bonus, transaction retention, or similar obligations or payments that may be owed or are otherwise payable (whether or not legally obligated to be paid) to any Person, in each case, including the employer’s portion of any payroll, social security, unemployment or similar Taxes related to such payments, and (D) other amounts that may become payable by the Companies or Shareholder in connection with the negotiation, execution, and delivery of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

“Person” means any individual, corporation, partnership, joint venture, limited liability Companies, trust, unincorporated organization, Government Entity or other legally recognized entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Entity or arbitrator.

“Related Party Transaction” means any Contract, arrangement, or understanding under which the Companies or any of its Insiders (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Companies or its Affiliates; (b) owns any direct or indirect interest of any kind in, or is a governor, director, manager, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that (x) is a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Companies, or (y) participates in any transaction to which the Companies are a party; or (c) is or has been a party to any Contract, arrangement, understanding or transaction with the Companies.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed thereon, and including any obligation to indemnify, assume or otherwise succeed to any tax liability of any other Person.

“Working Capital Target” means an amount equal to Twenty Thousand Dollars ($20,000).

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

PURCHASER:

FAVO CAPITAL, INC.

By: /s/ Vincent Napolitano
Name: Vincent Napolitano
Title: CEO

COMPANIES:

By: /s/ Robin Nadeau-Camus
Name: Robin Nadeau-Camus
Title: Owner of DBOSS FUNDING, LLC

By: /s/ Robin Nadeau-Camus
Name: Robin Nadeau-Camus
Title: Owner of LandTech CRM Solutions, LLC

By: /s/ Robin Nadeau-Camus
Name: Robin Nadeau-Camus
Title: Owner of Believe PMF EIRL

SHAREHOLDER:

By: /s/ Robin Nadeau-Camus
Name: Robin Nadeau-Camus
Title: 100% Owner of all above listed offers

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